EXHIBIT 99.1

Community West Bancshares Earns $2.6 Million, or $0.31 Per Diluted Share, in 4Q20 and $8.2 Million, or $0.97 Per Diluted Share, for the Year; Increases Quarterly Cash Dividend by 20% to $0.06 Per Common Share

GOLETA, Calif., Feb. 01, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income of $2.6 million, or $0.31 per diluted share, for the fourth quarter of 2020 (4Q20), compared to $2.9 million, or $0.33 per diluted share, for the third quarter of 2020 (3Q20), and $2.7 million, or $0.32 per diluted share, for the fourth quarter of 2019 (4Q19). For the full year 2020, net income increased 3.5% to $8.2 million, or $0.97 per diluted share, compared to $8.0 million, or $0.93 per diluted share, in 2019.

Fourth Quarter & Year over Year 2020 Financial Highlights:

  Net income of $2.6 million, or $0.31 per diluted share in 4Q20, compared to $2.9 million, or $0.33 per diluted share in 3Q20, and $2.7 million, or $0.32 per diluted share in 4Q19.
  Net interest income was $9.8 million for the quarter, compared to $9.6 million for 3Q20 and $8.8 million in 4Q19.
  A provision credit for loan losses of $44,000 for the quarter, compared to a provision for loan losses of $113,000 for 3Q20, and a provision credit for loan losses of $210,000 for 4Q19. Total provision for 2020 was $2.1 million compared to 2019 which was a provision credit of $165,000. The resulting allowance was 1.23% of total loans held for investment at December 31, 2020, and 1.35% of total loans held for investment excluding the $69.5 million of Paycheck Protection Program (“PPP”) loans at December 31, 2020, which are 100% guaranteed by the Small Business Administration (“SBA”).*
  Net interest margin improved to 4.13% for 4Q20, compared to 3.76% for 3Q20, and 4.07% for 4Q19.
  Total demand deposits increased $34.7 million to $579.9 million at December 31, 2020, compared to $545.2 million at September 30, 2020, and increased $154.8 million compared to $425.1 million at December 31, 2019. Total demand deposits represented 75.7% of total deposits at December 31, 2020, compared to 72.8% at September 30, 2020, and 56.6% at December 31, 2019.
  Total loans were $857.6 million at December 31, 2020, compared to $854.5 million at September 30, 2020, and $775.6 million at December 31, 2019.
  Book value per common share increased to $10.50 at December 31, 2020, compared to $10.23 at September 30, 2020, and $9.68 at December 31, 2019.
  The Bank’s community bank leverage ratio (CBLR) improved to 9.29% at December 31, 2020, compared to 8.79% at September 30, 2020. The CBLR ratio was adopted on January 1, 2020 and did not apply at December 31, 2019.
  Net non-accrual loans were $3.7 million at December 31, 2020 compared to $2.3 million at September 30, 2020, and $2.4 million at December 31, 2019.
  Other assets acquired through foreclosure, net, was $2.6 million at December 31, 2020 compared to $2.7 million at September 30, 2020, and $2.5 million at December 31, 2019.

*Non GAAP

COVID-19 Pandemic Update
“Our fourth quarter and year end results reflect solid operating performance, with strong core deposit growth, improved operating efficiencies and an expanded net interest margin,” stated Martin E. Plourd, President and Chief Executive Officer. “Part of our success in 2020 included our participation in the SBA’s PPP program. During the year, we generated 521 SBA PPP loans totaling $76.6 million to our clients since the program’s inception in April to the conclusion of the original program. At December 31, 2020 we had 501 loans totaling $69.5 million. As of January 15, 2021, we had 26 loans for $9.3 million forgiven by the SBA. We have another 47 requests for forgiveness submitted to us for $17.9 million and plan to circulate the one-page forgiveness application to our remaining borrowers with loans of $150,000 or less by the end of the month. We have $1.6 million in net unrecognized fees related to the PPP that would be recognized as income once the loans are paid off or forgiven by the SBA. Our expectation is to see the first round of PPP funding forgiven by the end of the second quarter of 2021. As these loans are forgiven, we expect to use the liquidity to pursue new opportunities in our market, including strategies to improve loan growth, fund the second round of PPP loans and further reduce wholesale funding.”

The Consolidated Appropriations Act (CAA) was signed into law on December 27, 2020, providing additional COVID-19 stimulus relief, and it includes $284 billion for another round of PPP lending. The program offers new loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. “We started offering this new round to our customers earlier this month with the same ‘client first’ strategy utilized in the first round. We took a conservative approach, putting our clients first, as opposed to opening the application process to both clients and non-clients. This allowed us to focus our resources on our clients and deliver an unparalleled experience during a very stressful time. Our Relationship Managers worked with each client through the entire process. This approach, and our client’s spreading the word to others, helped us to further build the Bank’s positive reputation. After assisting our clients, the Bank took applications from others who were not sufficiently assisted by their current bank. While we are still early in the second round, we anticipate successfully helping our customers as we did with the initial round of PPP funding,” said Plourd.

“Since the start of the pandemic, we have used conservative measures to keep our employees, clients, and communities safe,” said William F. Filippin, Chief Credit and Chief Administrative Officer. “We maintained all branch activity throughout the pandemic, while working with clients who are experiencing hardship. We remain focused on assessing the risks in our loan portfolio and working with our clients to minimize losses, and implemented an initial loan modification program to assist clients impacted by the pandemic with loan deferrals. The Bank initially granted 90-day or 180-day deferral requests in April of 2020. By late May, as our local markets began easing restrictions, we reverted to a standard 90-day payment deferral, with a longer term considered an exception, requiring additional approval. As a result, we have a mixture of payment deferral terms. 93% of deferred loans have now resumed payment.”

At the peak in July 2020, the Company had 269 loans on payment deferral for a total of $158.5 million. As of January 15, 2021, 9 loans remained on deferral for a total of $2.7 million. With the passage of The Economic Aid Act, the Company modified and extended its payment deferral program. The new program is for 90 days. To date, the Company has received very few requests for an additional payment deferral. The new requests have been from commercial or manufactured housing loan borrowers.

The table below shows the breakdown of deferrals by loan type:

	December 31, 2020		September 30, 2020		June 30, 2020
Loan segment	Count	Balance	Count	Balance	Count	Balance
		(in thousands)		(in thousands)		(in thousands)
Manufactured housing	8	$1,261	116	$15,984	142	$19,903
Commercial real estate	2	2,082	60	104,492	78	124,629
Commercial	3	1,767	24	8,520	36	10,825
SBA	-	-	-	-	1	17
HELOC	-	-	-	-	-	-
Single family real estate	-	-	3	717	5	1,027
Consumer	-	-	-	-	-	-
Total pandemic deferments	13	$5,111	203	$129,713	262	$156,401

“While the quantity of loan deferral requests has tapered off significantly since the onset of the pandemic, we continue to see clients experiencing financial hardship,” said Filippin. “New deferral requests are being granted based on stricter parameters including proof of financial hardship that can be validated, compared to earlier in the pandemic when they were offered with fewer restrictions in place. We continue to risk rate the deferred portfolio at ‘watch’ or worse status depending on the credit, and monitor frequently. The credit will remain in this risk rating after payments resume and until the borrower’s capacity to maintain payments has been validated.” The table below reflects the high-risk industry loans by type at December 31, 2020. The industries in our markets most heavily impacted include retail, healthcare, hospitality, schools and energy. The Company’s management team continues to evaluate the loans related to the affected industries, and at December 31, 2020, the Bank’s loans to these industries were $179.2 million, which is 20.9% of its $857.6 million loan portfolio.

Of the selected industry loans, $3.0 million, or 1.66%, are on non-accrual. Also, of the selected industries loans, the classified loans are $16.9 million, or 9.43%. The Bank has accommodated $2.1 million, or 1.16%, of these loans with payment deferrals in the selected industries. Additional detail by industry at December 31, 2020 is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 12/31/20 (in thousands)	Loans Outstanding	$ Non-accrual	% Non-accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$51,532	$1,483	2.88%	$1,827	3.55%	$0	0.00%
Senior/Assted Living Facilities	$23,306	$0	0.00%	$0	0.00%	$0	0.00%
Medical Offices	$19,306	$0	0.00%	$277	1.43%	$0	0.00%
General Healthcare	$8,920	$1,483	16.63%	$1,550	17.38%	$0	0.00%
Hospitality	$51,458	$1,471	2.86%	$5,321	10.34%	$1,469	2.85%
Lodging	$40,546	$1,469	3.62%	$2,593	6.39%	$1,469	3.62%
Restaurants	$10,912	$2	0.02%	$2,729	25.00%	$0	0.00%
Retail Commercial Real Estate	$56,692	$16	0.03%	$9,610	16.95%	$614	1.08%
Retail Services	$17,628	$0	0.00%	$18	0.10%	$0	0.00%
Schools	$1,182	$0	0.00%	$0	0.00%	$0	0.00%
Energy	$680	$0	0.00%	$114	16.74%	$0	0.00%
Total	$179,172	$2,969	1.66%	$17	0.01%	$2,082	1.16%

Income Statement
Net interest income increased 2.5% to $9.8 million in 4Q20, compared to $9.6 million in 3Q20, and increased 10.8% compared to $8.8 million in 4Q19. For the year 2020, net interest income increased 6.5% to $36.6 million compared to $34.4 million in 2019.

Non-interest income decreased to $970,000 in 4Q20, compared to $1.4 million in 3Q20, and $1.7 million in 4Q19. Other loan fees were $383,000 for 4Q20, compared to $539,000 in 3Q20, and $500,000 in 4Q19. Gain on sale of loans was $209,000 in 4Q20, compared to $424,000 in 3Q20, and $765,000 in 4Q19. Non-interest income increased 8.5% to $3.9 million for the year, compared to $3.6 million for 2019 primarily from loan fees. Service charge fee income for 2020 declined 37.6%, compared to 2019, primarily due to the Company’s adherence with the Cares Act initiative to waive certain transaction fees. The Company is uncertain as to when these transaction fees will be reinstated.

Net interest margin was 4.13% for 4Q20, a 37-basis point improvement compared to 3Q20, and a 6-basis point improvement compared to 4Q19. “Our continued focus on reducing our cost of funds contributed to the net interest margin expansion during the fourth quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer. “During the third and fourth quarters of 2020, we aggressively repriced our higher priced funding and will continue to look for opportunities for further reduction while interest rates remain low. We anticipate our net interest margin will remain stabilized as we move forward into 2021.” The cost of funds for 4Q20 improved 14 basis points to 0.69%, compared to 3Q20, and improved by 95 basis points compared to 4Q19. For the year 2020, the net interest margin was 3.89%, compared to 4.06% in 2019. For both 4Q20 and the year of 2020 the net interest margin was impacted negatively by 6 basis points, respectively, due to the Company’s participation in PPP lending.

The Company recorded a provision credit for loan losses of $44,000 in 4Q20. This compares to a provision for loan losses of $113,000 in 3Q20, and a provision credit for loan losses of $210,000 in 4Q19. For the year, the provision for loan losses totaled $1.2 million, compared to a provision credit for loan losses of $165,000 in 2019. The increase in the provision for the year was to reflect the estimated losses due to the current economic uncertainties resulting from the pandemic that may be currently masked by loan deferrals, PPP loans and other stimulus subsidies.

Non-interest expense totaled $7.1 million in 4Q20, compared to $6.7 million in 3Q20, and $6.8 million in 4Q19. For the year, non-interest expense was $27.5 million, compared to $26.8 million in 2019. The Company has implemented strategic initiatives focusing on expense control and improvement in operating efficiency, which will continue through 2021.

Balance Sheet
Total assets decreased to $975.4 million at December 31, 2020, compared to $1.04 billion, or 6.4%, at September 30, 2020, and increased $61.6 million, or 6.7%, compared to $913.9 million at December 31, 2019. Total loans increased modestly to $857.6 million at December 31, 2020, compared to $854.5 million, or 0.4%, at September 30, 2020, and increased $82.0 million, or 10.6%, compared to $775.6 million at December 31, 2019.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 4.3% from year ago levels to $402.1 million at December 31, 2020, and comprise 46.9% of the total loan portfolio. Manufactured housing loans were up 9.0% from year ago levels to $280.3 million, and represent 32.7% of total loans. SBA PPP loans were $69.5 million at December 31, 2020, and represent 8.1% of total loans. Commercial loans (which include agriculture loans) were down 20.3% from year ago levels to $80.9 million, and represent 9.4% of the total loan portfolio. The majority of this decrease was in the agriculture portfolio as the Company switched its production focus from on-balance sheet to off-balance sheet Farmer Mac loans. In early 2020 when the Pandemic started, commercial lending in our markets materially slowed as “Shelter in Place” orders forced business closures. The slower commercial loan trend continued through most of 2020. During this time, the Company’s manufactured housing loan division continued with strong production levels and had a record year. During December and into the first part of 2021, loan production opportunities have increased as capital levels have improved, and as clients are taking advantage of historically low interest rates.

Total deposits were $766.2 million at December 31, 2020, compared to $749.2 million at September 30, 2020, and $750.9 million at December 31, 2019. Non-interest-bearing demand deposits were $181.8 million at December 31, 2020, a slight decrease compared to $190.1 million at September 30, 2020, and a $71.0 million increase compared to $110.8 million at December 31, 2019. Interest-bearing demand deposits increased $43.0 million to $398.1 million at December 31, 2020, compared to $355.1 million at September 30, 2020, and increased $83.8 million compared to $314.3 million at December 31, 2019. “Demand deposit growth has been strong, as consumers and businesses continue to build cash reserves, and federal programs such as the PPP also contributed to deposit growth,” said Thompson. “We have been effective at attracting new deposit clients to the Bank, resulting from our success with PPP lending and other relationship management focus.”

Certificates of deposit, which include brokered deposits, decreased $17.9 million during the quarter to $167.5 million at December 31, 2020, compared to $185.4 million at September 30, 2020, and decreased $142.6 million compared to $310.1 million at December 31, 2019. The reduction in these deposits was due to divesting some high-priced municipal and brokered deposits to lower cost, core funding.

Stockholders’ equity increased to $89.0 million at December 31, 2020, compared to $86.7 million at September 30, 2020, and $82.0 million at December 31, 2019. Book value per common share increased to $10.50 at December 31, 2020, compared to $10.23 at September 30, 2020, and $9.68 at December 31, 2019. The increase in capital will be utilized to grow the balance sheet and support dividends.

Credit Quality
At December 31, 2020, overall asset quality reflected some improvement due to positive loan risk rating migrations during 4Q20. Total classified loans increased for the year due to proactive risk rating of loans showing financial stress during the pandemic, while non-accrual loans increased due to one legacy loan of $1.5 million. Although criticized, classified and non-accrual loans increased during the year, the increase was determined not to be systemic or indicative of broader risk within the portfolio. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered.

“We continue to closely monitor all credit quality metrics,” said Plourd. “Although the full impact of the COVID-19 pandemic is still uncertain, with our capital levels and focus on credit quality within our portfolio, we expect to manage the economic risks and remain well capitalized.”

The Company recorded a provision credit for loan losses of $44,000 in 4Q20. This compares to a provision for loan losses of $113,000 in 3Q20, and a provision credit for loan losses of $210,000 in 4Q19. The allowance for credit losses, including the reserve for undisbursed loans, was $10.3 million, or 1.24% of total loans held for investment, at December 31, 2020. Net non-accrual loans, plus net other assets acquired through foreclosure, were $6.3 million at December 31, 2020, compared to $5.0 million at September 30, 2020, and $4.9 million at December 31, 2019.

Net non-accrual loans totaled $3.7 million at December 31, 2020, compared to $2.3 million at September 30, 2020, and $2.4 million at December 31, 2019. Of the $3.7 million of net non-accrual loans at December 31, 2020, $1.5 million were commercial real estate loans, $1.4 million were commercial loans, $0.6 million were manufactured housing loans, $0.1 million were single family real estate loans and $0.1 million were SBA loans.

There was $2.6 million in other assets acquired through foreclosure as of December 31, 2020, compared to $2.7 million at September 30, 2020, and $2.5 million at December 31, 2019. The majority of this balance relates to one property in the amount of $2.4 million.

Cash Dividend Declared
The Company’s Board of Directors increased its quarterly cash dividend by 20%, to $0.06 per common share, payable February 26, 2021 to common shareholders of record on February 9, 2021.

Stock Repurchase Program
The Company has reinstated its previously suspended stock repurchase program.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2020, Community West Bank was awarded a “Premier” rating by The Findley Reports. For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Interest income
Loans, including fees	$10,790	$10,909	$11,136	$42,948	$43,890
Investment securities and other	196	207	492	906	1,849
Total interest income	10,986	11,116	11,628	43,854	45,739

Deposits	815	1,046	2,413	5,483	10,055
Other borrowings	378	518	377	1,782	1,327
Total interest expense	1,193	1,564	2,790	7,265	11,382
Net interest income	9,793	9,552	8,838	36,589	34,357
Provision (credit) for loan losses	(44)	113	(210)	1,223	(165)
Net interest income after provision for loan losses	9,837	9,439	9,048	35,366	34,522
Non-interest income
Other loan fees	383	539	500	1,546	1,383
Gains from loan sales, net	209	424	765	920	765
Document processing fees	129	152	116	513	423
Service charges	83	75	160	354	567
Other	166	162	123	579	469
Total non-interest income	970	1,352	1,664	3,912	3,607
Non-interest expenses
Salaries and employee benefits	4,594	4,402	4,141	17,968	17,094
Occupancy, net	751	751	750	3,036	3,088
Professional services	399	460	552	1,801	1,679
Data processing	254	258	236	1,055	876
Depreciation	202	205	214	821	864
FDIC assessment	165	123	118	565	427
Advertising and marketing	110	145	228	673	774
Stock-based compensation	68	71	100	319	382
Other	526	307	475	1,285	1,571
Total non-interest expenses	7,069	6,722	6,814	27,523	26,755
Income before provision for income taxes	3,738	4,069	3,898	11,755	11,374
Provision for income taxes	1,111	1,209	1,179	3,510	3,411
Net income	$2,627	$2,860	$2,719	$8,245	$7,963
Earnings per share:
Basic	$0.31	$0.34	$0.32	$0.97	$0.94
Diluted	$0.31	$0.33	$0.32	$0.97	$0.93

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2020	2020	2019

Cash and cash equivalents	$1,587	$4,974	$2,539
Interest-earning deposits in other financial institutions	58,953	124,590	80,122
Investment securities	22,043	23,562	25,563
Loans:
Commercial	80,851	84,133	101,485
Commercial real estate	402,148	394,547	385,642
SBA	11,851	12,547	14,777
Paycheck Protection Program (PPP)	69,542	75,683	-
Manufactured housing	280,284	275,472	257,247
Single family real estate	10,358	10,232	11,668
HELOC	3,861	3,857	4,531
Other (1)	(1,318)	(2,001)	213
Total loans	857,577	854,470	775,563

Loans, net
Held for sale	31,229	32,562	42,046
Held for investment	826,348	821,908	733,517
Less: Allowance for loan losses	(10,194)	(10,197)	(8,717)
Net held for investment	816,154	811,711	724,800
NET LOANS	847,383	844,273	766,846

Other assets	45,469	44,700	38,800

TOTAL ASSETS	$975,435	$1,042,099	$913,870

Deposits
Non-interest-bearing demand	$181,837	$190,133	$110,843
Interest-bearing demand	398,101	355,111	314,278
Savings	18,736	18,555	15,689
Certificates of deposit ($250,000 or more)	30,536	81,426	96,431
Other certificates of deposit	136,975	103,955	213,693
Total deposits	766,185	749,180	750,934
Other borrowings	105,000	190,103	65,000
Other liabilities	15,243	16,099	15,958
TOTAL LIABILITIES	886,428	955,382	831,892

Stockholders’ equity	89,007	86,717	81,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$975,435	$1,042,099	$913,870

Common shares outstanding	8,473	8,473	8,472

Book value per common share	$10.50	$10.23	$9.68

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on average common equity	11.85%	13.33%	13.35%	9.70%	10.15%
Return on average assets	1.07%	1.09%	1.21%	0.85%	0.91%
Efficiency ratio	65.68%	61.65%	64.88%	67.96%	70.47%
Net interest margin	4.13%	3.76%	4.07%	3.89%	4.06%

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
AVERAGE BALANCES	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Average assets	$977,736	$1,044,807	$887,902	$972,019	$872,509
Average earning assets	944,073	1,011,765	862,350	940,993	846,673
Average total loans	845,620	854,273	779,698	831,863	778,745
Average deposits	726,223	733,486	725,029	730,884	726,022
Average common equity	88,171	85,328	80,825	85,027	78,437

EQUITY ANALYSIS	December 31, 2020	September 30, 2020	December 31, 2019
Total common equity	$89,007	$86,717	$81,978
Common stock outstanding	8,473	8,473	8,472

Book value per common share	$10.50	$10.23	$9.68

ASSET QUALITY	December 31, 2020	September 30, 2020	December 31, 2019
Nonaccrual loans, net	$3,665	$2,258	$2,389
Nonaccrual loans, net/total loans	0.43%	0.26%	0.31%
Other assets acquired through foreclosure, net	$2,614	$2,707	$2,524

Nonaccrual loans plus other assets acquired through foreclosure, net	$6,279	$4,965	$4,913
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.64%	0.48%	0.54%
Net loan (recoveries)/charge-offs in the quarter	$(41)	$(76)	$(58)
Net (recoveries)/charge-offs in the quarter/total loans	(0.00%)	(0.01%)	(0.01%)

Allowance for loan losses	$10,194	$10,197	$8,717
Plus: Reserve for undisbursed loan commitments	92	92	85
Total allowance for credit losses	$10,286	$10,289	$8,802
Allowance for loan losses/total loans held for investment	1.23%	1.24%	1.19%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.35%	1.37%	1.19%
Allowance for loan losses/nonaccrual loans, net	278.14%	451.59%	364.88%

Community West Bank *
Community bank leverage ratio	9.29%	8.79%	N/A
Tier 1 leverage ratio	9.29%	8.79%	9.06%
Tier 1 capital ratio	11.02%	10.96%	10.28%
Total capital ratio	12.27%	12.21%	11.41%

INTEREST SPREAD ANALYSIS	December 31, 2020	September 30, 2020	December 31, 2019
Yield on total loans	5.08%	5.08%	5.67%
Yield on investments	2.46%	1.89%	3.47%
Yield on interest earning deposits	0.15%	0.23%	1.66%
Yield on earning assets	4.63%	4.37%	5.35%

Cost of interest-bearing deposits	0.60%	0.77%	1.57%
Cost of total deposits	0.45%	0.57%	1.32%
Cost of borrowings	1.03%	0.98%	2.31%
Cost of interest-bearing liabilities	0.69%	0.83%	1.64%

* Capital ratios are preliminary until the Call Report is filed.

Transmitted on Globe Newswire on February 1, 2021 at 6:00 a.m. PST.

Contact:	Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com